Exhibit 10.2

PHARMACEUTICAL FORMULATIONS, INC.
460 PLAINFIELD AVE., EDISON, NJ 08818
TEL (732) 985-7100o FAX (732) 819-3390

                      April 11, 2003

Mr. James Ingram
c/o Pharmaceutical Formulations, Inc.
460 Plainfield Avenue
Edison, NJ 08818

Dear Jim

In support of the long Term plans for the future of Pharmaceutical Formulations, Inc. ("PFI" or the "Company"), it is appropriate that you begin the search for a successor to you as President and Chief Operating Officer. Upon the successful hiring, introduction and establishment of a new President into the organization, which is anticipated will take six to twelve months, you will assume the position of Chairman of the board and Chief Executive Officer, if so elected by the Board of Directors, or in any event, a position with the Company wherein you will be expected to spend an average of ten business days per month involved with senior management. Your duties will include responsibility for pans and efforts to continue the growth and profitability of PFI. The new President will report to you. The salary for this position will be initially set at 50% of your current salary at the time of transfer of your duties, with the full benefits that you currently receive from the Company, including your car allowance. It is projected that your new position will continue at least until March 31, 2006.

In the vent that after your change of status, PFI wishes to terminate your employment, PFI will continue to pay your salary for a period of twelve (12) months from the date of your termination in that event, the company will continue your current benefits until march 31, 2006, and any options that vest before march 31, 2006 will vest on the date stipulated in the option and rule for their full term.

Very truly yours, PHARMACEUTICAL FORMULATIONS, INC. By: /s/ John L. Oram John L. Oram Chairman of the Board

The foregoing is accepted and agreed to:

By: /s/ James Ingram
James Ingram
Dated: 6.23.03